EXHIBIT 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2011

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ McGladrey LLP

Des Moines, Iowa
June 28, 2012

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2011 and 2010

	2011	2010
ASSETS

Investments, at fair value:
Pooled separate accounts	$3,660,104	$4,292,870
Common/collective trust	1,436,748	1,361,563
Mutual funds	4,327,035	4,189,806
Common stock	2,505,871	2,257,725
Total investments, at fair value	11,929,758	12,101,964

Receivables:
Employer contributions	440,112	207,749
Participant contributions	1,272	—
Notes receivable from participants	240,057	218,513
Total receivables	681,441	426,262

Total assets	12,611,199	12,528,226

LIABILITIES	—	—

Net assets available for benefits, at fair value	12,611,199	12,528,226

Adjustment from fair value to contract value for fully
benefit-responsive investment contracts	(32,647)	(27,252)

NET ASSETS AVAILABLE FOR BENEFITS	$12,578,552	$12,500,974

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2011

Additions to net assets attributed to:
Investment income:
Dividends	$108,738
Net appreciation in fair value of investments	296,997	$405,735

Interest income on notes receivable from participants		10,539

Contributions:
Employer	754,804
Participants	691,096
Amounts rolled over from other plans	235,208	1,681,108

Total additions		2,097,382

Deductions from net assets attributed to:
Benefits paid to participants		2,017,709
Other		2,095

Total deductions		2,019,804

Net increase		77,578

Net assets available for benefits:
Beginning of year		12,500,974
End of year		$12,578,552

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1. Plan Description
The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General and eligibility: The Plan is a defined contribution plan covering all eligible employees of West Bancorporation, Inc. and subsidiary (the Company). Employees of the Company are eligible to participate in the Plan on the first day of the quarter following the completion of three months of service and attaining age 21. Employees are entitled to employer contributions on the first day of the quarter following the employee becoming eligible to participate. Participants are entitled to any approved discretionary contributions if they are actively employed on the last day of the Plan year, have attained the age of 21, have been employed one year, and have completed 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and investment options: Each year, participants may contribute up to 100% of pretax annual compensation as defined by the Plan, subject to qualified limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company, at its sole discretion, can provide matching and discretionary contributions in amounts determined annually by the Company. The amounts contributed by the participants and the Company are deposited into one or more of 23 investment options at the participant's discretion. Participants may change their allocation on a daily basis and may change the amount contributed on a quarterly basis.

Participant accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the Company matching contribution, (b) the Company discretionary contribution, if applicable, and (c) Plan earnings (losses). Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting: Participants are immediately vested in their contributions plus actual earnings (losses) thereon along with the Company's matching contributions. Discretionary contributions are vested based on years of completed service. Vesting begins after one year of service and a participant is 100% vested after six years of service. Prior to January 1, 2007, vesting in the Company's matching contribution was also subject to vesting.

Notes receivable from participants: Participants may borrow from the vested portion of their account a minimum amount of $1,000 up to a maximum of $50,000, reduced by their highest outstanding note receivable balance from the Plan during the preceding 12 months. In no event can a participant borrow more than 50 percent of their vested account balance. Terms range from 1 to 5 years. The notes receivable outstanding as of December 31, 2011, are due at varying dates through October 2016, and bear interest at 5.25%, which is commensurate with local prevailing rates as determined by the Plan administrator. The notes receivable are secured by the balance in the participant's account. Principal and interest are paid ratably through bi-weekly payroll deductions.

Payment of benefits: Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of attaining the age of 59 ½, retirement, death, disability, or termination due to any other reason. If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount. If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Administrative fees: Certain administrative functions are performed by officers and employees of the Company. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan or the Company. Loan administration fees are charged directly to the participant's account and are included in other deductions.

Forfeited accounts: Forfeitures from nonvested accounts reduce employer contributions. During the year ended December 31, 2011, forfeitures from nonvested account balances reduced employer contributions by approximately $8,100. As of December 31, 2011, there were no forfeited nonvested accounts available to be used to reduce future employer contributions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 2. Significant Accounting Policies

Basis of accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition: Investments are stated at fair value. See Note 5 for discussion of fair value measurements. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan's gains and losses on investments sold as well as held during the year.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Net Assets Available for Benefits presents the fair value of investment contracts as well as the adjustment for fully benefit-responsive investment contracts held in the Principal Stable Value Fund from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Notes receivable from participants: Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent loans are treated as distributions based upon the terms of the plan document.

Payments of benefits: Benefits are recorded when paid.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Current accounting developments: In May 2011, the FASB issued amended guidance to improve the comparability of fair value measurements presented and disclosed in financial statements made in accordance with GAAP and International Financial Reporting Standards. The guidance does not extend the use of fair value accounting, but provides guidance on how it should be applied in situations where it is already required or permitted. The guidance is included in the Codification as part of ASC 820. The guidance is effective for public companies during interim and annual periods beginning after December 15, 2011. The Company does not expect that the adoption of this guidance will have a material impact on the Plan's financial position or Statement of Changes in Net Assets Available for Benefits.

Note 3. Investments
The following table presents Plan investments that represent 5 percent or more of the Plan's net assets as of December 31, 2011 and 2010.

	2011	2010
Pooled separate accounts:
Principal International I Separate Account	*	$676,123
Principal Large-Cap Growth II Separate Account	$714,426	706,777
Principal Large-Cap S&P 500 Index Separate Account	841,341	781,597
Principal Large-Cap Value III Separate Account	*	708,280
Common/collective trust:
Principal Stable Value Fund, at fair value	1,436,748	1,361,563
Principal Stable Value Fund, at contract value	1,404,101	1,334,311
Mutual funds:
BlackRock Basic Value A Fund	736,801	*
T. Rowe Price Retirement Income Fund	719,390	646,693
T. Rowe Price Retirement 2010 Fund	*	800,154
T. Rowe Price Retirement 2020 Fund	653,676	842,670
Common stock, West Bancorporation, Inc.	2,505,871	2,257,725
* Balance less than 5 percent of Plan's net assets.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

During the year ended December 31, 2011, the Plan's investments in pooled separate accounts (estimated fair value), common trust (estimated fair value), common stock (quoted market price), and mutual funds (quoted market price) (including investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

Net Appreciation (Depreciation) in Fair Value
Pooled separate accounts	$(89,651)
Common/collective trust	24,820
Common stock	492,393
Mutual funds	(130,565)
$296,997

Note 4. Investment Contract With Principal Life Insurance Company

The common/collective trust fund, titled the Principal Stable Value Fund (the Fund) offers a diversified group of investments with competitive levels of yield consistent with a stable fixed-income methodology and a prudent assumption of investment risk. The Fund provides stability of returns, liquidity to pay plan benefits and a high credit quality by investing in conventional, synthetic and separate account investment contracts (collective contracts) issued by life insurance companies, banks and other financial institutions. These contracts allow for their principal value to remain stable regardless of the volatility of the financial markets.

As described in Note 2, because the guaranteed investment contract is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract. Contract value, as reported to the Plan by Principal, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. As of December 31, 2011, the Fund’s contract value was $1,404,101 with a fair value of $1,436,748. As of December 31, 2010, the Fund’s contract value was $1,334,311 with a fair value of $1,361,563.

The contributions are maintained in a general account which is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The guaranteed investment contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan. Below is a summary of the average contract yield in the aggregate for all contracts for the years ended December 31, 2011 and 2010:

	2011	2010
Average yield based on interest rates credited to participants	1.79%	2.19%
Weighted average crediting rate of all investment contracts	1.79%	2.20%
Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include termination of the contract, spin-offs, divestitures, layoffs, corporate relocation, partial or total Plan termination, retirement incentive programs, and the liberalization of Plan withdrawal or transfer rules. Upon occurrence of any of these events, a market value adjustment may apply. The Plan Administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The Fund may terminate the investment contract with the Plan by providing 12 months advance written notice to the contract owner for reasonable cause, which includes the contract owner’s failure to abide by federal law, failure to render performance necessary to comply with the terms of the contract, Plan disqualification and failure to adopt the Plan in a reasonable period of time. Upon termination by the Fund, a market value adjustment may apply.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 5. Fair Value Measurements
Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and defines required disclosures. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Plan's statement of net assets available for benefits contains Plan investments that are recorded at fair value on a recurring basis. The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1 uses quoted market prices in active markets for identical assets or liabilities.

Level 2 uses observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 uses unobservable inputs that are not corroborated by market data.

When available, quoted market prices are used to determine the fair value of investments held in the Plan, and such items are classified within Level 1 of the fair value hierarchy. An example is mutual funds with available market prices. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The level to which an asset or liability is classified is based upon the lowest level of input that is significant to the fair value measurements. There have been no changes in valuation methodologies at December 31, 2011, compared to December 31, 2010. The Company's policy is to recognize transfers between levels at the end of each reporting period, if applicable. During the year ended December 31, 2011, there was a transfer of assets of $253,980 from Level 3 to Level 2 resulting from a change in valuation inputs for the Principal U.S. Property Separate Account. There were no other significant transfers between Level 1, 2, or 3 assets or liabilities during the year ended December 31, 2011.

Pooled separate accounts: Pooled separate accounts (other than the Principal U.S. Property Separate Account) invest primarily in domestic and international stocks, commercial paper, or single mutual funds. The Principal U.S. Property Separate Account invests primarily in commercial real estate and includes mortgage loans which are backed by the associated properties. The net asset value is used as a practical expedient to determine fair value for these accounts. Each pooled separate account provides for redemptions by the Plan at reported net asset values per share, with little to no advance notice requirement; therefore these funds are classified within Level 2 of the valuation hierarchy. Prior to March 25, 2011, a pre-existing contractual limitation was in effect for the U.S. Property Separate Account which delayed certain withdrawal requests; therefore prior to March 25, 2011 this fund was classified as Level 3 in the fair value hierarchy. As the limitation has been lifted and the fund now provides for redemption at the reported net asset value per share, this fund has been transferred from Level 3 to Level 2 in the fair value hierarchy.

Common/collective trust: The common/collective trust fund is reported at net asset value of the shares based on the fair value of the underlying investments comprising the trust based upon audited financial statements, and is classified within Level 2 of the valuation hierarchy.

West Bancorporation, Inc. common stock: The common stock fund contains the Plan's investment in West Bancorporation, Inc. common stock, which is recorded at fair value, which is the closing price per the Nasdaq Global Select Market, and is classified within Level 1 of the valuation hierarchy.

Mutual funds: Mutual funds are reported at net asset value based on the quoted market price of each fund, and are classified within Level 1 of the valuation hierarchy.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis by level as of December 31, 2011 and 2010.

	2011
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled separate accounts:
Fixed income	$517,523	$—	$517,523	$—
Large U.S. equity	1,555,767	—	1,555,767	—
Small/mid-size U.S. equity	777,420	—	777,420	—
International equity	555,414	—	555,414	—
Real estate	253,980	—	253,980	—
Total pooled separate accounts	3,660,104	—	3,660,104	—
Common/collective trust	1,436,748	—	1,436,748	—
Mutual funds:
Large U.S equity	757,359	757,359	—	—
Balanced funds	2,653,813	2,653,813	—	—
Small/mid-size U.S. equity	879,437	879,437	—	—
International equity	36,426	36,426	—	—
Total mutual funds	4,327,035	4,327,035	—	—
Common stock	2,505,871	2,505,871	—	—
Total	$11,929,758	$6,832,906	$5,096,852	$—

	2010
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled separate accounts:
Fixed income	$423,912	$—	$423,912	$—
Large U.S. equity	2,196,654	—	2,196,654	—
Small/mid-size U.S. equity	748,124	—	748,124	—
International equity	676,123	—	676,123	—
Real estate	248,057	—	—	248,057
Total pooled separate accounts	4,292,870	—	4,044,813	248,057
Common/collective trust	1,361,563	—	1,361,563	—
Mutual funds:
Large U.S equity	53,052	53,052	—	—
Balanced funds	3,231,125	3,231,125	—	—
Small/mid-size U.S. equity	905,629	905,629	—	—
Total mutual funds	4,189,806	4,189,806	—	—
Common stock	2,257,725	2,257,725	—	—
Total	$12,101,964	$6,447,531	$5,406,376	$248,057

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following table presents the changes in investments with significant unobservable inputs (Level 3) for the year ended December 31, 2011 and 2010.

	2011	2010
Pooled separate accounts:
Beginning balance	$248,057	$431,129
Contributions	20,292	16,737
Net appreciation in fair value of investments	34,512	43,207
Benefits paid to participants	(32,261)	(44,136)
Assets transferred to another plan	—	(133,939)
Transfers to other investments	(14,210)	(66,252)
Transfers out of level 3	(253,980)	—
Other	(2,410)	1,311
Ending balance	$—	$248,057

The following table sets forth additional disclosures of the Plan's investments whose fair value is estimated using net asset value per share as of December 31, 2011.

Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts:
Fixed income (a)	$517,523	—	Immediate	None
Large U.S. equity (b)	1,555,767	—	Immediate	None
Small/mid-size U.S. equity (c)	777,420	—	Immediate	None
International equity (d)	555,414	—	Immediate	None
Real estate (e)	253,980	—	See (e)	See (e)
Total pooled separate accounts	3,660,104
Common/collective trust (f)	1,436,748	—	Immediate	None
Total	$5,096,852

(a)
This category includes securities that are AAA rated or issued by the U.S. government or its agencies and mortgage-backed securities. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(b)
The pooled separate accounts in this category primarily invest in equity securities of U.S. companies with large market capitalization. Selected funds within this category may invest in stocks of foreign companies, convertible debt securities, and real estate investment trusts. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(c)
The pooled separate accounts in this category seek long-term growth by primarily investing in U.S. equity securities of companies with small to mid-size market capitalization. Selected funds within this category may invest in stocks of foreign companies, U.S. and foreign preferred stocks, convertible debt securities, equity-equivalent securities, non-leveraged stock index futures contracts and options, notes, bonds, and other debt securities. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(d)
This category seeks long-term growth by investing in common stocks of non-U.S. companies with large market capitalization. Investments are normally diversified across different countries and regions of the world. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

(e)
This category invests the majority of its assets in U.S. commercial real estate holdings including multifamily, office, warehouse, manufacturing, and retail properties. It focuses on properties that return both lease income and appreciation of the buildings' marketable value. Investments in this category can be redeemed two times in a 30-day period at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this period.

(f)
This category consists of a stable value fund which seeks current income by investing primarily in insurance contracts issued by insurance companies and investments from financial institutions that offer stability of principal. Investments in this category can be redeemed daily at the current net asset value per share based on the fair value of the underlying assets.

Note 6. Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Note 7. Income Tax Status
The IRS has determined and informed the Company, by letter dated April 6, 2006, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Form 5500 tax returns for the years 2008 through 2010 remain open to examination by federal and state tax authorities.

Note 8. Related-Party Transactions
The Plan held 261,573 and 289,823 shares of West Bancorporation, Inc.'s common stock as of December 31, 2011 and 2010, respectively, with a fair value of $2,505,871 and $2,257,725, respectively.

During the year ended December 31, 2011, the Plan had purchases of $169,628 and sales of $413,874 from the Company's common stock. Dividend income from the Company's common stock totaled $46,885.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company. Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 9. Reconciliation to Form 5500
The following table reconciles net assets per Form 5500 to the net assets available for benefits per the financial statements as of December 31, 2011 and 2010.

	2011	2010
Net assets per Form 5500	$12,611,199	$12,528,226
Adjustment from fair value to contract value for fully benefit-responsive contracts	(32,647)	(27,252)
Net assets available for benefits per financial statements	$12,578,552	$12,500,974

The following table reconciles net income per Form 5500 to the net increase in net assets per the financial statements for the year ended December 31, 2011.

Net income per Form 5500	$82,973
Adjustment from fair value to contract value for fully benefit-responsive contracts	(5,395)
Net increase per financial statements	$77,578

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule H - Part IV, Line 4i

Schedule of Assets (Held at End of Year)
December 31, 2011

Description	Number of Shares/Units or Principal Amount	Fair Value
Pooled separate accounts:
*Principal Bond and Mortgage Separate Account	75	$71,703
*Principal Core Plus Bond I Separate Account	2,257	28,030
*Principal Government and High Quality Bond Separate Account	18,109	417,790
*Principal International I Separate Account	19,511	555,414
*Principal Large-Cap Growth II Separate Account	69,926	714,426
*Principal Large-Cap S&P 500 Index Separate Account	16,509	841,341
*Principal Mid-Cap Value I Separate Account	11,007	382,682
*Principal Mid-Cap S&P 400 Index Separate Account	95	2,275
*Principal Small-Cap Value II Separate Account	29,322	392,463
*Principal U.S. Property Separate Account	466	253,980

*Common/collective trust, Principal Stable Value Fund	77,073	1,436,748

Mutual funds:
American Century Vista Advisor Fund	20,551	304,984
BlackRock Basic Value A Fund	30,459	736,801
Fidelity Advisor Small-Cap T Fund	27,725	574,453
Oppenheimer Developing Markets N Fund	1,285	36,426
Pioneer R Fund	532	20,558
T. Rowe Price Retirement Income Fund	55,551	719,390
T. Rowe Price Retirement 2010 Fund	21,356	320,761
T. Rowe Price Retirement 2020 Fund	41,086	653,676
T. Rowe Price Retirement 2030 Fund	20,329	336,240
T. Rowe Price Retirement 2040 Fund	18,366	304,318
T. Rowe Price Retirement 2050 Fund	34,533	319,428

*Common stock, West Bancorporation, Inc.	261,573	2,505,871

*Notes receivable from participants, 5.25%, due through October 2016		240,057
		$12,169,815
* Represents a party-in-interest.